Exhibit 10.1
FIRST AMENDMENT TO
FIRST AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”), dated as of the 15th day of October, 2009, is by and between Corrections Corporation of America, a Maryland corporation with its principal place of business at 10 Burton Hills Boulevard, Nashville, Tennessee (the “Company”), and Damon T. Hininger, a resident of Brentwood, Tennessee (the “Executive”). All capitalized terms used herein but otherwise not defined shall have the meaning as set forth in the Employment Agreement, as herein defined.
     WHEREAS, the Company and the Executive are parties to that certain First Amended and Restated Employment Agreement, dated as of August 21, 2008 (the “Employment Agreement”), pursuant to which Executive serves as the President and Chief Operating Officer of the Company;
     WHEREAS, the Executive has been promoted by the Company to the position of Chief Executive Officer; and
     WHEREAS, the Company and the Executive now desire to amend certain terms and provisions of the Employment Agreement pursuant to the terms hereof.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, the Company and the Executive hereby agree as follows.
     1. Amendments.
               (a) Section 1 is deleted in its entirety and replaced with the following:
               “1. Employment; Election to the Board of Directors.
               (i) The Executive shall serve as President and Chief Executive Officer of the Company and such other office or offices to which the Executive may be appointed or elected by the Board of Directors. Subject to the direction and supervision of the Board of Directors of the Company, the Executive shall perform such duties as are customarily associated with the office of Chief Executive Officer and such other offices to which the Executive may be appointed or elected by the Board of Directors. The Executive’s principal base of operations for the performance of his duties and responsibilities under this Agreement shall be the offices of the Company located in Nashville, Tennessee. The Executive agrees to abide by the Company’s Charter and Bylaws as in effect from time to time and the direction of its Board of Directors except to the extent such direction would be inconsistent with applicable law or the terms of this Agreement.

               (ii) For so long as the Executive remains employed by the Company as Chief Executive Officer, the Company shall use its reasonable best efforts to cause the Board of Directors to nominate the Executive for election to the Board of Directors in accordance with the Company’s governance policies and applicable law; provided, that, the Executive’s continuing service as a member of the Board of Directors shall remain subject to election by the Company’s stockholders in accordance with the Company’s governance policies and applicable law. In the event the Executive’s employment with the Company shall terminate for any reason whatsoever (including without limitation, at the expiration of this Agreement), the Executive agrees that he shall immediately resign his position as a member of the Board, and each other position that he then holds with the Company or any of its affiliates. If the Executive shall fail to so resign, then such failure shall constitute Cause, and the Board of Directors shall thereupon have the right to remove the Executive from all such positions without further action, deed or notice.
               (b) Section 4.1 is deleted in its entirety and replaced with the following:
               “4.1 Base Salary. The Company shall pay the Executive an annual salary (“Base Salary”) of $600,000, which shall be payable to the Executive hereunder in accordance with the Company’s normal payroll practices, but in no event less often than bi-weekly. Commencing at such time during 2010 when annual compensation for 2010 is reviewed and considered and following each year of the Executive’s employment with the Company thereafter, the Executive’s compensation will be reviewed by the Board of Directors of the Company, or a committee or subcommittee thereof to which compensation matters have been delegated, and after taking into consideration both the performance of the Company and the personal performance of the Executive, the Board of Directors of the Company, or any such committee or subcommittee, in their sole discretion, may increase the Executive’s compensation to any amount it may deem appropriate.
2.	Effect of Amendment. Except as expressly modified by the terms of this Amendment, the provisions of the Employment Agreement shall continue in full force and effect.

3.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same instrument.

4.	Headings. The sections, subjects and headings in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

5.	Governing Law. The validity, interpretation and effect of this Amendment shall be governed exclusively by the laws of the State of Tennessee without regard to the choice of law principals thereof.

6.	Severability. Should any part of this Amendment be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining portion.

7.	Successors. This Amendment shall be biding upon and inure to the benefit of the respective parties and their permitted assigns and successors in interest.

8.	Waivers. No waivers of any breach of any of the terms or conditions of this Amendment shall be held to be a waiver of any other or subsequent breach; nor shall any waiver be valid or binding unless the same shall be in writing and signed by the party alleged to have granted the waiver.
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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

THE EXECUTIVE: DAMON T. HININGER
/s/ Damon T. Hininger

THE COMPANY: CORRECTIONS CORPORATION OF AMERICA
/s/ John D. Ferguson
By: John D. Ferguson
Title:	Chairman of the Board of Directors

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